Exhibit 23.2
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                              KPMG PEAT MARWICK LLP
                              303 PEACHTREE STREET
                                   SUITE 2000
                             ATLANTA, GEORGIA 30308




The Board of Directors
Ithaca Industries, Inc.

The audits referred to in our report dated January 31, 1997, included the related financial statement schedule for the 42-week period ended November 22, 1996 and for each of the years in the two-year period ended February 2, 1996, included in the registration statement. These financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Our report dated January 31, 1997 contains an explanatory paragraph that states that the Company emerged from bankruptcy and as of November 22, 1996, adopted fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code".

We consent to the use of our reports included herein and to the reference of our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG PEAT MARWICK LLP

                                          KPMG PEAT MARWICK LLP

Atlanta, Georgia
March 17, 1997